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                                  EXHIBIT 21


                             List of Subsidiaries


1. Native American Management Corporation. A corporation chartered under the auspices of the Sac and Fox Indian Nation; owned by the registrant.

2. Black Hawk/Jacobs Entertainment LLC, a Colorado limited liability company; owned 75% by the registrant.